                                                                  Exhibit 99(iv)


                     NACCO MATERIALS HANDLING GROUP, INC.
                     AND SUBSIDIARIES

                     CONSOLIDATED FINANCIAL STATEMENTS
                     AS OF DECEMBER 31, 1996 AND 1995
                     TOGETHER WITH AUDITORS' REPORT

                    Report of Independent Public Accountants

To the Board of Directors and Stockholders of NACCO Materials Handling Group, Inc.:

We have audited the accompanying consolidated balance sheets of NACCO Materials Handling Group, Inc. (an indirect majority-owned subsidiary of NACCO Industries, Inc.) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NACCO Materials Handling Group, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

Portland, Oregon                                    Arthur Andersen LLP
  February 3, 1997

             NACCO MATERIALS HANDLING GROUP, INC. AND SUBSIDIARIES
             -----------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS
                          ---------------------------

                       AS OF DECEMBER 31, 1996 AND 1995
                       --------------------------------

                (in thousands of dollars except share amounts)

                                             ASSETS
                                             ------
                                                                        1996                 1995
                                                                     ---------            ---------
CURRENT ASSETS:
  Cash and cash equivalents                                         $   42,789           $   25,777
  Accounts receivable, net                                             126,663              194,406
  Inventories                                                          218,644              286,085
  Prepaid expenses and other                                             5,221                5,338
  Deferred income taxes                                                  5,390                2,714
                                                                     ---------            ---------
                                                                       398,707              514,320
                                                                     ---------            ---------
OTHER ASSETS                                                            12,556               13,360

PROPERTY, PLANT AND EQUIPMENT, net                                     169,687              148,347

DEFERRED CHARGES:
  Goodwill, net                                                        360,882              367,670
  Other                                                                  9,054                8,462
                                                                     ---------            ---------
                                                                       369,936              376,132
                                                                     ---------            ---------
          Total assets                                              $  950,886           $1,052,159
                                                                     ---------            ---------

                                LIABILITIES AND STOCKHOLDERS' EQUITY
                                ------------------------------------

CURRENT LIABILITIES:
  Accounts payable                                                  $  148,283           $  212,164
  Short-term obligations                                                 7,772               78,621
  Current maturities of long-term obligations                            3,433                3,265
  Accrued expenses                                                      91,292               89,028
  Accrued income taxes                                                     801                2,197
  Deferred income taxes                                                     --                1,793
                                                                     ---------            ---------
                                                                       251,581              387,068
                                                                     ---------            ---------
LONG-TERM OBLIGATIONS, net of current maturities                       247,717              250,000

OTHER LIABILITIES                                                       64,443               56,293

DEFERRED INCOME TAXES                                                   17,385               17,844

STOCKHOLDERS' EQUITY:
  Common stock, par value $1 per share; 10,000 shares
    authorized; 5,599 shares outstanding                                     6                    6
  Capital in excess of par value                                       198,205              198,205
  Retained income                                                      158,330              131,887
  Foreign currency translation adjustment                               15,006               12,810
  Pension liability adjustment and other                                (1,787)              (1,954)
                                                                     ---------            ---------
                                                                       369,760              340,954
                                                                     ---------            ---------
          Total liabilities and stockholders' equity                $  950,886           $1,052,159
                                                                     =========            =========


The accompanying notes are an integral part of these consolidated balance sheets.

              NACCO MATERIALS HANDLING GROUP, INC. AND SUBSIDIARIES
              -----------------------------------------------------

                        CONSOLIDATED STATEMENTS OF INCOME
                        ---------------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                 ----------------------------------------------
                            (in thousands of dollars)

                                                            1996                  1995
                                                        -----------           -----------
NET SALES                                               $ 1,560,092           $ 1,510,106

COST OF SALES                                             1,283,012             1,234,050
                                                        -----------           -----------
          Gross profit                                      277,080               276,056
                                                        -----------           -----------
OPERATING EXPENSES:
  Selling, administrative and general expenses              193,049               181,754
  Goodwill amortization                                      11,517                10,844
                                                        -----------           -----------
                                                            204,566               192,598
                                                        -----------           -----------
          Operating profit                                   72,514                83,458

OTHER INCOME (EXPENSE):
  Interest income                                               590                   923
  Interest expense                                          (24,994)              (25,840)
  Other, net                                                 (2,088)                 (160)
                                                        -----------           -----------
                                                            (26,492)              (25,077)
                                                        -----------           -----------
          Income before income taxes and
            extraordinary charge                             46,022                58,381

PROVISION FOR INCOME TAXES                                   19,579                21,490
                                                        -----------           -----------
INCOME BEFORE EXTRAORDINARY CHARGE                           26,443                36,891

EXTRAORDINARY CHARGE, NET OF TAX                                 --                (3,399)
                                                        -----------           -----------
NET INCOME                                              $    26,443           $    33,492
                                                        ===========           ===========


The accompanying notes are an integral part of these consolidated statements.

             NACCO MATERIALS HANDLING GROUP, INC. AND SUBSIDIARIES
             -----------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                     -------------------------------------

                FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                ----------------------------------------------
                            (in thousands of dollars)

                                                                  1996                1995
                                                               ---------           ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                   $  26,443           $  33,492
  Adjustments to reconcile net income to net
    cash provided by (used for) operating activities-
      Extraordinary charge, net of tax                                --               2,161
      Depreciation and amortization                               33,785              31,791
      Deferred income taxes                                       (5,089)             (1,162)
      Other                                                        2,766               5,944
      Changes in working capital:
        Accounts receivable                                       82,029             (48,642)
        Inventories                                               75,540             (73,543)
        Prepaid expenses and other                                   404               5,381
        Accounts payable and accrued expenses                    (65,274)             29,332
        Accrued income taxes                                      (1,594)             (9,147)
                                                               ---------           ---------
          Net cash provided by (used for) operating
            activities                                           149,010             (24,393)
                                                               ---------           ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Expenditures for property, plant and equipment                 (42,294)            (39,432)
  Acquisition of subsidiary                                      (11,537)             (5,780)
  Proceeds from sale of assets                                       407                 650
  Other                                                            2,239               1,097
                                                               ---------           ---------
          Net cash used for investing activities                 (51,185)            (43,465)
                                                               ---------           ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additions to long-term obligations                               1,880               2,529
  Reduction of long-term obligations                              (2,533)           (219,650)
  Revolving credit facility, net                                  (4,378)            212,935
  Short-term obligations, net                                    (72,465)             73,060
  Working capital financing, net                                 (10,603)             10,805
  Capital grants                                                   4,154               4,017
  Other                                                            1,274              (1,567)
                                                               ---------           ---------
          Net cash provided by (used for) financing
            activities                                           (82,671)             82,129
                                                               ---------           ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH                            1,858                 743
                                                               ---------           ---------
CASH AND CASH EQUIVALENTS:
  Increase for the year                                           17,012              15,014

BALANCE AT THE BEGINNING OF THE YEAR                              25,777              10,763
                                                               ---------           ---------
BALANCE AT THE END OF THE YEAR                                 $  42,789           $  25,777
                                                               =========           =========


The accompanying notes are an integral part of these consolidated statements.

              NACCO MATERIALS HANDLING GROUP, INC. AND SUBSIDIARIES
              -----------------------------------------------------

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 -----------------------------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                 ----------------------------------------------
                            (in thousands of dollars)

                                                      1996                1995
                                                   ---------           ---------
COMMON STOCK                                       $       6           $       6
                                                   ---------           ---------
CAPITAL IN EXCESS OF PAR VALUE                       198,205             198,205
                                                   ---------           ---------
RETAINED INCOME:
  Beginning balance                                  131,887              98,395
  Net income                                          26,443              33,492
                                                   ---------           ---------
                                                     158,330             131,887
                                                   ---------           ---------
FOREIGN CURRENCY TRANSLATION ADJUSTMENT:
  Beginning balance                                   12,810              10,511
  Foreign currency translation adjustment              2,196               2,299
                                                   ---------           ---------
                                                      15,006              12,810
                                                   ---------           ---------
PENSION LIABILITY ADJUSTMENT AND OTHER                (1,787)             (1,954)
                                                   ---------           ---------
TOTAL STOCKHOLDERS' EQUITY                         $ 369,760           $ 340,954
                                                   =========           =========


The accompanying notes are an integral part of these consolidated statements.

              NACCO MATERIALS HANDLING GROUP, INC. AND SUBSIDIARIES
              -----------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   ------------------------------------------
                           DECEMBER 31, 1996 AND 1995
                           --------------------------

1.  ACCOUNTING POLICIES:
    --------------------

Basis of Presentation
---------------------

The accompanying consolidated financial statements of NACCO Materials Handling Group, Inc. and subsidiaries include the accounts of NACCO Materials Handling Group, Inc. and subsidiaries and its parent Hyster-Yale Materials Handling, Inc., a holding company (collectively, the Company). Hyster-Yale Materials Handling, Inc. is a 98% owned subsidiary of NACCO Industries, Inc. (NACCO). NACCO Materials Handling Group, Inc. and subsidiaries is the primary operating business.

Principles of Consolidation
---------------------------

The consolidated financial statements include the accounts of Hyster-Yale Materials Handling, Inc. and NACCO Materials Handling Group, Inc. and its majority-owned domestic and international subsidiaries except for Companhia Hyster, a Brazilian subsidiary. Income from this Brazilian subsidiary is recognized when cash is received in the form of a dividend. Investments in Sumitomo-Yale Company, Ltd. (S-Y), a 50% owned joint venture, and Yale Financial Services, Inc. (YFS, Inc.), a 20% owned joint venture, are accounted for by the equity method. All significant intercompany accounts and transactions among the consolidated companies are eliminated in consolidation.

Cash and Cash Equivalents
-------------------------

The Company considers cash equivalents to be investments with a maturity of three months or less.

Inventories
-----------

Inventories are stated at the lower of cost or market. Cost has been determined under the last-in, first-out (LIFO) method for domestic inventories and under the first-in, first-out (FIFO) method with respect to all other inventories. Costs for inventory valuation include labor, material and manufacturing overhead.

Property, Plant and Equipment
-----------------------------

Property, plant and equipment are recorded at cost. Depreciation, including amortization of equipment acquired under capital leases, is computed using the straight-line method over the estimated useful service lives for purposes of financial reporting. For tax purposes, an accelerated method is generally used. Maintenance and repairs are expensed as incurred.

Advertising Costs
-----------------

Advertising costs are expensed as incurred and reported in selling, general and administrative expenses.

Goodwill
--------

Goodwill, the excess of the purchase price paid over the fair value of the net assets acquired, relates primarily to the 1989 acquisition of Hyster Company and is amortized on a straight-line basis over 40 years. Amortization was $11.5 million and $10.8 million in 1996 and 1995 respectively. Accumulated amortization was $82.7 million and $71.2 million at December 31, 1996 and 1995, respectively. Management regularly evaluates its accounting for goodwill considering such factors as historical and future profitability and believes that the asset is realizable and the amortization period is still appropriate.

Product Development Costs
-------------------------

Expenditures associated with the development of new products and improvements to existing products are expensed as incurred. These costs amounted to $23.3 and $24.2 million in 1996 and 1995, respectively.

Foreign Currency
----------------

The financial statements for the Company's foreign operations are translated into United States dollars at year-end exchange rates as to assets and liabilities and at weighted average exchange rates as to revenues and expenses. Gains and losses that do not impact cash flows are excluded from net income. Effects of changes in exchange rates on the translated financial statements are designated as "foreign currency translation adjustment," a separate component of stockholders' equity.

Financial Instruments and Derivative Financial Instruments
----------------------------------------------------------

The fair values of financial instruments have been determined through information obtained from quoted market sources and management estimates. The Company does not hold or issue financial instruments or derivative financial instruments for trading purposes.

The Company enters into forward foreign exchange contracts with terms of one to twelve months. These contracts hedge certain foreign currency denominated receivables and payables and foreign currency commitments. Gains and losses on contracts which do not hedge firm commitments are reported currently in income, while gains and losses from contracts related to firm commitments are deferred and recognized as part of the cost of the underlying transaction being hedged.

The Company also enters into interest rate swap agreements with terms ranging from eighteen months to seven years. The differential between the floating interest rate and the fixed interest rate which is to be paid or received is recognized in interest expense as the floating interest rate changes over the life of the agreement.

Long-Lived Assets
-----------------

During fiscal year 1996, the Company adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." This statement had no material effect on the Company's accompanying financial statements.

Reclassifications
-----------------

Certain amounts in the prior period consolidated financial statements have been reclassified to conform to the current period's presentation.

2.  RISKS AND UNCERTAINTIES:
    ------------------------

Nature of Operations
--------------------

The Company designs, manufactures and markets material handling machinery and equipment. Its product offerings cover all categories of forklift trucks, with electric rider and internal combustion engine (ICE) forklift trucks being the major product lines. The Company also derives significant revenue from the sale of service parts for its own and competitors' forklift trucks.

The Company's manufacturing operations are primarily located in the United States and Europe. Products are differentiated between the Hyster(R) and Yale(R) brands and each brand is distributed worldwide through separate dealer networks. Both brands are also sold directly to certain national account customers.

The Company's market position is strongest in North America; it also has significant presence in Europe although its competitive position varies from country to country. The Company's market share in Asia-Pacific is relatively low.

The forklift truck industry is highly competitive and the Company has established alliances with a limited number of suppliers to secure sources of competitively priced materials and components. If the supply of key components or materials were disrupted, or if major price increases were imposed that could not be passed onto end customers, there could be an adverse impact on the Company's operating results.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

3.  EXTRAORDINARY CHARGES:
    ----------------------

The 1995 extraordinary charge of $3.4 million, net of $2.2 million in tax benefits, represents premiums and write-off of unamortized debt issuance costs associated with the retirement of approximately $78 million of 12-3/8% subordinated debentures. The Company retired these debentures in August 1995 utilizing proceeds from the Credit Agreement, as discussed in Note 10.

4.  SUPPLEMENTAL CASH FLOW INFORMATION:
    -----------------------------------

Supplemental cash flow information is as follows:

                                           Year Ended December 31,
                                           -----------------------
                                             1996           1995
                                           --------       --------
                                               (in thousands)
Interest paid                               $25,794        $29,553
Income taxes paid                            32,900         30,239
Income tax refunds received                   6,152          2,213

5.  ACCOUNTS RECEIVABLE:
    --------------------

Allowances for doubtful accounts of $4.1 million and $3.8 million at December 31, 1996 and 1995, respectively, were deducted from accounts receivable.

The Company has agreements which allow for the sale, without recourse, of undivided interests in revolving pools of its trade accounts receivable. The maximum allowable amount of receivables to be sold was $75.6 million at December 31, 1996 and $25.0 million at December 31, 1995. The amount sold at any measurement date varies based upon the level of eligible receivables. Under these agreements, $56.3 million and $23.2 million were sold as of December 31, 1996 and 1995, respectively. The sales are reflected as reductions of accounts receivable in the accompanying Consolidated Balance Sheets. The costs of these programs, which were $1.8 million in 1996 and $1.6 million in 1995, are charged to other expense in the accompanying Consolidated Statements of Income.

6.  INVENTORIES:
    ------------

Inventories are summarized as follows:

                                                                      December 31,
                                                                   ----------------------
                                                                    1996           1995
                                                                   -------        -------
                                                                        (in thousands)
Finished goods and service parts                                   $113,644       $117,393
Raw materials and work in process                                   120,620        182,032
LIFO reserve                                                        (15,620)       (13,340)
                                                                   --------       --------
                                                                   $218,644       $286,085
                                                                   ========       ========

The cost of inventories has been determined by the last-in first-out (LIFO) method for 55% of such inventories as of December 31, 1996 and 61% as of December 31, 1995.

7.  INVESTMENTS:
    ------------

The Company owns a 50% interest in S-Y. The joint venture operates a facility in Japan from which the Company purchases certain components, internal combustion engines and electric forklift trucks. Following is S-Y's unaudited condensed financial information on a separate company basis, before elimination of intercompany profits.

                                                                              November 30,
                                                                        -----------------------
Condensed Balance Sheets                                                  1996           1995
------------------------                                                --------        -------
                                                                             (in thousands)
                                                                               (unaudited)
Assets:
  Current assets                                                         $122,333       $144,966
  Other assets                                                             49,922         57,209
                                                                         --------       --------
                                                                         $172,255       $202,175
                                                                         ========       ========
Liabilities and stockholders' equity:
  Notes payable                                                          $ 73,121       $ 55,700
  Other current liabilities                                                59,484         95,898
                                                                         --------       --------
          Total current liabilities                                       132,605        151,598

  Other liabilities                                                        26,551         36,320
  Stockholders' equity                                                     13,099         14,257
                                                                         --------       --------
                                                                         $172,255       $202,175
                                                                         ========       ========

                                                                           Twelve Months Ended
                                                                               November 30,
                                                                          ----------------------
Condensed Statements of Income                                              1996           1995
------------------------------                                            --------        ------
                                                                               (in thousands)
                                                                                 (unaudited)
Net sales                                                                $221,160       $280,853
Gross profit                                                               54,115         71,322
Net income                                                                  1,554          4,865

The Company's purchases from S-Y in 1996 and 1995 were $108.3 million and $134.4 million, respectively. Trade terms on certain payables to S-Y range from 180 to 210 days and the Company pays interest at market rates on all amounts owing after 60 days. Payables to S-Y with terms greater than 60 days are shown as working capital financing in the consolidated statements of cash flows. The Company's accounts receivable and accounts payable balances with S-Y are as follows:

                                                   December 31,
                                               ---------------------
                                                 1996          1995
                                               -------       -------
                                                   (in thousands)
Accounts receivable                            $   578       $   895
 Accounts payable                               32,398        51,696

The Company reimbursed S-Y $1.2 million and $1.4 million for engineering assistance during 1996 and 1995, respectively.

8.  PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment includes the following:

                                                                    December 31,
                                                             ---------------------------
                                                                1996             1995
                                                             ---------         ---------
                                                                   (in thousands)
Land                                                         $   6,546         $   6,421
Buildings                                                       70,496            58,503
Machinery, tools and equipment                                 218,780           192,137
                                                             ---------         ---------
                                                               295,822           257,061

Less- Accumulated depreciation                                (126,135)         (108,714)
                                                             ---------         ---------
                                                             $ 169,687         $ 148,347
                                                             =========         =========

Depreciation charged to income was $22.0 and $20.2 million in 1996 and 1995, respectively.

9.  ACCRUED EXPENSES:
    -----------------

The components of accrued expenses are summarized as follows:

                                                                 December 31,
                                                            ----------------------
                                                              1996          1995
                                                            --------       -------
                                                                (in thousands)
Wages, commissions and bonuses                               $13,417       $13,105
Interest                                                       2,307         3,107
Warranty                                                      21,506        16,708
Self insurance                                                 8,000         8,000
Sales discounts                                               10,605        12,104
Other                                                         35,457        36,004
                                                             -------       -------
                                                             $91,292       $89,028
                                                             =======       =======

10.  SHORT-TERM AND LONG-TERM OBLIGATIONS:
     -------------------------------------

On February 28, 1995 the Company entered into a long-term financing agreement (the Credit Agreement) to refinance the majority of its previously outstanding long-term debt. The Credit Agreement provides the Company with an unsecured $350 million revolving line of credit with a five year maturity and an extension option. It is the Company's intention to exercise the extension option at maturity. The Credit Agreement also provides the Company with reduced interest rates upon achievement of certain financial performance targets. The Credit Agreement allowed the Company to redeem the $78 million of 12-3/8% subordinated debentures outstanding at December 31, 1994. This redemption caused the Company to record an extraordinary charge of $3.4 million, net of tax, in 1995 to write off the unamortized debt issuance costs and premiums as discussed in Note 3.

Borrowings under the Credit Agreement were $230 million at December 31, 1996 and are classified as a long-term obligation. Borrowings were $275 million at December 31, 1995 of which $246 million is classified as long-term and the remainder as short-term obligation. A facility fee, which is based upon the total $350 million commitment of the Credit Agreement, is currently 0.2% per annum. This facility bears interest under a variety of borrowing options with premiums on each option subject to reductions based on favorable performance. The weighted average effective interest rates on the revolving credit facility, including interest rate swaps, was 6.68% and 6.25% during 1996 and 1995, respectively. The weighted average interest rate, including interest rate swaps, at December 31, 1996 and 1995 was 6.50% and 6.68%, respectively.

The Credit Agreement contains covenants related to minimum net worth, debt to capitalization ratios and debt of subsidiaries. In addition, the Credit Agreement limits capital spending, investments and dividends. As of December 31, 1996, the Company was in compliance with all the covenants in the Credit Agreement.

In addition to the Credit Agreement, the Company has arrangements with lenders that allow for borrowings on an uncommitted basis at current market rates. At December 31, 1996, borrowings under these arrangements amounted to $14 million and are classified as long-term obligations. At December 31, 1995, these borrowings were classified as short-term obligations and amounted to $43.4 million. The weighted average interest rate on these borrowings at December 31, 1996 and 1995 was 6.875% and 6.41%, respectively.

As further discussed in Note 15 to the consolidated financial statements, the Company has entered into unsecured interest rate swap agreements. The interest rate swap agreements mature at varying lengths from eighteen months to seven years and effectively changes the majority of the Company's floating interest rate exposure on the Credit Agreement to a fixed rate. The Company evaluates its exposure to floating rate debt on an ongoing basis.

Long-term obligations, exclusive of current maturities, consists of the following:

                                                            December 31,
                                                      -----------------------
                                                        1996           1995
                                                      --------       --------
                                                          (in thousands)
Revolving lines of credit                             $244,000       $245,935
Other, including capital leases                          3,717          4,065
                                                      --------       --------
Total long-term obligations                           $247,717       $250,000
                                                      ========       ========

Maturities on long-term obligations excluding capital lease obligations for the next five years are as follows (Note 16):

               Year Ending
              December 31,                         Amount
              ------------                     --------------
                                               (in thousands)
                  1997                             $1,095
                  1998                                 51
                  1999                                  -
                  2000                                  -
                  2001                                  -

To the extent allowed under the restrictive covenants of the Credit Agreement, foreign subsidiaries had credit lines at December 31, 1996 with an unused amount of $27.9 million. Borrowings under these credit lines are classified as short-term and amounted to $7.8 million and $6.2 million at December 31, 1996 and 1995, respectively. These credit lines are in various currencies and bear interest at an average rate of 8.8% and 8.4% at December 31, 1996 and 1995, respectively.

11.  INCOME TAXES:
     -------------

The Company is included in the consolidated federal income tax return of NACCO. The Company and NACCO are parties to an income tax sharing agreement providing for the allocation of federal income tax liabilities. Under this arrangement, the Company will pay to NACCO an amount equal to the income taxes that would be payable by the Company if it were a corporation filing a separate return. Therefore, the currently payable federal portion of the provision for income taxes is payable to NACCO. The Company files separate state income tax returns.

Components of income before income taxes and extraordinary charge are as follows:

                                    Year Ended December 31,
                                    -----------------------
                                      1996           1995
                                    ---------     ---------
                                         (in thousands)
Domestic                             $32,635      $35,305
International                         13,387       23,076
                                     -------      -------
                                     $46,022      $58,381
                                     =======      =======

Income tax expense (credit) consists of the following:

                                    Year Ended December 31,
                                    ----------------------
                                      1996         1995
                                    --------      --------
                                        (in thousands)
Current:
  Federal                            $18,494      $17,814
  State                                3,489        3,650
  Foreign                              5,073        3,767
                                     -------      -------
                                      27,056       25,231
                                     -------      -------
Deferred:
  Federal                             (1,883)      (3,570)
  State                                 (571)      (1,394)
  Foreign                             (5,023)       1,223
                                     -------      -------
                                      (7,477)      (3,741)
                                     -------      -------
                                     $19,579      $21,490
                                     =======      =======

The Company has provided for estimated United States and foreign income taxes, less available tax credits and deductions, which would be incurred on the remittance of undistributed earnings in its foreign subsidiaries in excess of earnings deemed to be indefinitely reinvested. It is the Company's policy to provide income taxes on all future accumulations of undistributed earnings for those foreign subsidiaries where it is anticipated that distribution of earnings is likely to occur.

Accumulated earnings at December 31, 1996 of international subsidiaries which have been deemed to be indefinitely reinvested totaled $45.5 million. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable. The amount of withholding taxes that would be payable upon remittance of all undistributed foreign earnings would be $6.3 million. These withholding taxes, subject to certain limitations, may be used to reduce U.S. income taxes.

A reconciliation of the provisions for income taxes at the federal statutory income tax rate to income taxes as reported is as follows:

                                                                        Year Ended
                                                                        December 31,
                                                                     -------------------
                                                                      1996         1995
                                                                     -------      -------
                                                                        (in thousands)
Income before tax and extraordinary item                             $46,022      $58,381
Statutory rate                                                            35%          35%
                                                                     -------      -------
Tax at statutory rate                                                 16,108       20,433
 Effect of:
  Amortization of goodwill                                             4,085        4,085
  State income taxes                                                   1,638        1,391
  Export benefit                                                      (1,670)        (969)
  Income recorded net of tax                                            (404)      (1,174)
  Tax authorities settlement                                          (1,288)      (1,792)
  Other differences                                                    1,110         (484)
                                                                     -------      -------
Tax Provision                                                        $19,579      $21,490
                                                                     =======      =======

A summary of the components of the net deferred tax balance in the Company's consolidated balance sheets resulting from differences in the book and tax basis of assets and liabilities follows:

Deferred Tax Asset (Liability) at December 31, 1996 (in thousands)
------------------------------------------------------------------

                                                                 Current                     Noncurrent
                                                          ---------------------        -----------------------
                                                          Domestic      Foreign        Domestic        Foreign
                                                          --------      -------        --------        -------
Inventories                                               $(13,161)      $  373        $      -        $     -
Accrued expenses and reserves                               13,397        1,446               -              -
Pension                                                          -            -            (876)        (2,454)
Net operating loss carryforwards                                67            -               -          6,690
Product liability                                            3,112            -          15,795              -
Tax credit carryforwards                                       436            -               -              -
Unrepatriated earnings                                           -            -         (16,663)             -
Depreciation                                                     -            -         (13,871)        (6,367)
Other                                                           37         (317)            (86)           447
                                                          --------       ------        --------        -------
                                                          $  3,888       $1,502        $(15,701)       $(1,684)
                                                          ========       ======        ========        =======

Deferred Tax Asset (Liability) at December 31, 1995 (in thousands)
------------------------------------------------------------------

                                                                 Current                      Noncurrent
                                                          ----------------------       ------------------------
                                                          Domestic       Foreign       Domestic         Foreign
                                                          --------       -------       --------         -------
Inventories                                               $(17,775)      $ 1,058       $      -         $     -
Accrued expenses and reserves                               12,594         1,737              -               -
Pension                                                          -             -         (1,158)         (2,427)
Net operating loss carryforwards                               460         1,723              -               -
Product liability                                            3,112                       14,717               -
Tax credit carryforwards                                        56             -              -               -
Unrepatriated earnings                                           -             -        (11,642)              -
Depreciation                                                     -             -        (13,267)         (5,247)
Other                                                         (240)       (1,804)         1,210             (30)
                                                          --------       -------       --------         -------
                                                          $ (1,793)      $ 2,714       $(10,140)        $(7,704)
                                                          ========       =======       ========         =======

12.  POSTRETIREMENT BENEFITS:
     ------------------------

The Company maintains a variety of postretirement plans covering a majority of its employees. A portion of the employees are participants in the defined benefit plans discussed below. Most of the remaining covered employees participate in the profit sharing portion of the Company's defined contribution plan also described below. In addition, all eligible employees are included in the 401(k) portion of the defined contribution plan. Total postretirement expense for the Company was $11.0 million and $12.1 million for the years 1996 and 1995, respectively. Included in these amounts is the expense associated with government sponsored plans in which the Company's international subsidiaries participate. Cash contributions under the above plans were $16.5 million in 1996 and $7.8 million in 1995.

During 1996, the Company recognized a curtailment gain of $1.3 million which is included in postretirement expense for the year. This gain resulted from the suspension of a U.S. defined benefit plan effective December 31, 1996. Future benefits to the participants of this plan will be earned under the profit sharing portion of the Company's defined contribution plan described below. This change is not expected to have a material impact on future annual pension costs.

The Company participates in the combined defined benefit plan of NACCO for certain employee groups. The Company also maintains a defined benefit plan for those employees that are covered under collective bargaining agreements. Each defined benefit plan has a formula which is used to determine benefits upon retirement. Most formulas take into account age, compensation, and success of the Company in meeting certain goals, although certain hourly employees' formulas are based primarily on years of service. The Company's current funding policy is to contribute annually the minimum contribution calculated by the independent actuaries. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

The components of periodic pension cost and actuarial assumptions for the Company's principal defined benefit plans for the years ended December 31, 1996 and 1995 are as follows:

                                                               1996              1995
                                                             -------            -------
                                                                  (in thousands)
UNITED STATES PLANS:
  Interest accrued on projected benefit obligation           $ 3,633            $ 3,098
  Service cost-benefits earned during the year                 2,892              3,693
  Actual return on plan assets, net of plan expense           (2,284)            (5,333)
  Net amortization and deferral                                   27              3,622
  Curtailment gain                                            (1,288)                --
                                                             -------            -------
  Net periodic pension cost                                  $ 2,980            $ 5,080
                                                             =======            =======
  Assumed discount rate                                          8.0%               7.5%
  Rate of compensation increase (where applicable)               5.0%               4.5%
  Expected long-term rate of return on plan assets               9.0%               9.0%

UNITED KINGDOM PLANS:
  Interest accrued on projected benefit obligation           $ 2,279            $ 2,122
  Service cost-benefits earned during the year                 1,081              1,256
  Actual return on plan assets, net of plan expense           (5,959)            (3,397)
  Net amortization and deferral                                2,869                648
                                                             -------            -------
  Net periodic pension cost                                  $   270            $   629
                                                             =======            =======
  Assumed discount rate                                          8.5%               8.0%
  Rate of compensation increase (where applicable)               5.5%               5.0%
  Expected long-term rate of return on plan assets               9.5%               9.5%

The following schedule reconciles the funded status of the Company's principal defined benefit plans with amounts reported in the consolidated balance sheets at December 31, 1996 and 1995:

                                                                                December 31,
                                                      -----------------------------------------------------------------
                                                                  1996                                 1995
                                                      ---------------------------           ---------------------------
                                                       United             United             United             United
                                                       States            Kingdom             States            Kingdom
                                                       Plans              Plans              Plans              Plans
                                                      --------           --------           --------           --------
                                                                                (in thousands)
Projected benefit obligation, based on
    employment service to date and current
    salary levels:
      Vested accumulated benefit obligation           $ 40,517           $ 30,547           $ 34,912           $ 26,261
      Nonvested accumulated benefit obligation           1,382              1,614              1,027              1,758
                                                      --------           --------           --------           --------
       Total accumulated benefit obligation             41,899             32,161             35,939             28,019

    Additional amounts related to projected
      salary increase                                      133              1,724              6,781                978
                                                      --------           --------           --------           --------
       Total projected benefit obligation               42,032             33,885             42,720             28,997

Fair value of plan assets                               39,197             42,636             29,533             33,286
                                                      --------           --------           --------           --------

  Plan assets in excess of (less than)
    projected benefit obligation                        (2,835)             8,751            (13,187)             4,289

  Unrecognized net loss (gain) from past
    experience different from that assumed               2,799             (2,803)             6,323                661
  Unrecognized prior service cost                        1,340              1,311              2,685              1,312
  Unrecognized net transition obligation                    --               (548)                --               (552)
  Additional minimum liability                          (4,006)                --             (4,523)                --
                                                      --------           --------           --------           --------
Prepaid (accrued) pension cost recognized             $ (2,702)          $  6,711           $ (8,702)          $  5,710
                                                      ========           ========           ========           ========


The Company maintains a defined contribution retirement plan for U.S. employees which includes a profit sharing portion and a 401(k) portion. Contributions to the profit sharing plan are based on a formula which takes into account age, compensation, and success of the Company in meeting certain goals. Contributions vest over a five-year period. Under the 401(k) portion, eligible employees may contribute up to 17% of their compensation and the Company matches an amount equal to 66-2/3% of the participants' initial 3% before tax contribution. Participants are at all times fully vested in their contributions and those made by the Company.

13.  OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS:
     -------------------------------------------------

The Company maintains health care and life insurance plans which provide benefits to eligible retired employees. The Company funds these benefits on a "pay as you go" basis, with the retirees paying a portion of the costs.

Summary information on the Company's plans is as follows:

                                                                         December 31,
                                                                     --------------------
                                                                      1996         1995
                                                                     -------      -------
                                                                         (in thousands)
Accumulated postretirement benefit obligation (APBO):
  Retirees                                                           $ 4,639       $ 4,452
  Fully eligible active plan participants                                395           326
  Other active plan participants                                       5,188         5,577
                                                                     -------       -------
                                                                      10,222        10,355
Unrecognized net loss                                                 (2,587)       (2,483)
                                                                     -------       -------
Accrued postretirement benefit                                       $ 7,635       $ 7,872
                                                                     =======       =======

The components of net periodic other postretirement benefit cost are as follows:

                                                                 Year Ended December
                                                                       31,
                                                                 ------------------
                                                                  1996        1995
                                                                 ------      ------
                                                                   (in thousands)
Service cost of benefits earned                                  $  190      $  167
Interest cost on accumulated postretirement benefit
  obligation                                                        814         790
Amortization of unrecognized loss                                   163          74
                                                                 ------      ------
                                                                 $1,167      $1,031
                                                                 ======      ======

The assumed health care cost trend rate for measuring the postretirement benefit cost was 8.5% in 1996 and 9.0% in 1995, gradually reducing to 5.25% in years 2003 and after. The weighted average discount rate used to determine the benefit obligation was 8.0% in 1996 and 7.50% in 1995. If the assumed health care trend rate were increased by one percentage point, the effect on the APBO and expense would be immaterial.

14.  LONG-TERM INCENTIVE COMPENSATION PLAN:
     --------------------------------------

The Company has a Long-Term Incentive Compensation Plan for officers and key management employees of the Company and its subsidiaries. Awards under this plan represent book value appreciation units and entitle the recipient, subject to vesting and other restrictions, to receive cash equal to the difference between the base period price for the units and the book value price as of the quarter date coincident to or immediately preceding the date of disbursement. Awards vest and are payable ten years from date of grant or earlier under certain conditions. As of December 31, 1996, 1.7 million units have been awarded to key employees and officers. The amount charged to expense was $2.4 million and $3.2 million in 1996 and 1995, respectively. The total amount accrued at December 31, 1996 and 1995 for these awards was $6.8 million and $5.2 million, respectively, and was recorded as a long-term liability.

15.  FINANCIAL INSTRUMENTS AND DERIVATIVE FINANCIAL INSTRUMENTS:
     -----------------------------------------------------------

Financial Instruments
---------------------

A financial instrument is a contract that imposes or conveys a contractual obligation, or right, to deliver or receive cash or another financial instrument. The fair value of financial instruments approximated their carrying values at December 31, 1996 and 1995.

Interest Rate Derivatives
-------------------------

The Company has entered into interest rate swap agreements. The use of these agreements allows the Company to enter into long-term credit arrangements that have performance based floating rates of interest and swap them into fixed rates, as opposed to entering into higher cost fixed-rate credit arrangements. These agreements are with major commercial banks; therefore, the risk of credit loss from nonperformance by the banks is considered minimal. As of December 31, 1996 the Company had $310 million notional principal amount of interest rate swaps with an average effective fixed rate of 6.4%, although $135 million of the swaps are delayed to start in 1997 and later. The carrying amount of the interest rate swaps is $0 and the fair value is $4.7 million, which reflects the net amount the Company would pay to terminate the contracts at December 31, 1996.

Foreign Currency Derivatives
----------------------------

The Company enters into forward foreign exchange contracts for purposes of hedging exposure to foreign currency exchange rate fluctuations. These contracts are with major financial institutions and the risk of credit loss from nonperformance by these institutions is considered minimal. These contracts hedge primarily firm commitments and, to a lesser degree, anticipated commitments relating to cash flows associated with sales and purchases denominated in foreign currencies. The Company enters into foreign exchange contracts in a variety of foreign currencies with maturities not exceeding one year. At December 31, 1996 the Company had $61.1 million contract value of forward foreign exchange contracts.

16.  LEASES:
     -------

Future minimum annual lease payments under noncancelable lease obligations as of December 31, 1996 are as follows:

                                                                           Capital            Operating
                                                                           Leases               Leases
                                                                           -------              -------
                                                                                 (in thousands)
1997                                                                       $ 2,338              $ 7,079
1998                                                                         2,130                6,913
1999                                                                         1,351                6,576
2000                                                                           761                6,047
2001                                                                           259                5,855
Subsequent to 2001                                                               -                6,349
                                                                           -------              -------
Total Future Minimum Lease Payments                                          6,839              $38,819
                                                                                                =======
Less- Amount representing interest                                            (835)
                                                                           -------
Present value of net minimum lease payments                                  6,004
Less- Current maturities                                                    (2,338)
                                                                           -------
                                                                           $ 3,666
                                                                           =======

Capital leases are for manufacturing equipment. Amounts included in property, plant and equipment are as follows:

                                                      December 31,
                                                   ------------------
                                                    1996        1995
                                                   ------      ------
                                                     (in thousands)
   Plant and equipment                            $18,152     $12,884
   Less- Accumulated amortization                  (9,251)     (7,626)
                                                   ------      ------
   Net leased property, plant and equipment       $ 8,901     $ 5,258
                                                   ======      ======


Aggregate rental expense for operating leases included in the consolidated statements of income was $7.1 and $6.5 million in 1996 and 1995, respectively.

17.  CONTINGENCIES:
     --------------

The Company is subject to recourse or repurchase obligations under various financing arrangements for certain independently owned retail dealerships. Also, certain dealer loans are guaranteed by the Company. Total amounts subject to recourse, guarantee or repurchase obligation at December 31, 1996 and 1995 were $125.6 million and $100.8 million, respectively.

When the Company is the guarantor of the principal amount financed, a security interest is usually maintained in assets of the parties for whom the Company is guaranteeing debt. Losses anticipated under the terms of the recourse or repurchase obligations have been provided for and are not significant.

The Company is the defendant in various product liability and other legal proceedings incidental to its business. The majority of this litigation involves product liability claims. The Company has recorded a reserve for potential product liability losses at December 31, 1996 of $48.6 million, of which $8.0 million is estimated to be payable in 1997. While the resolution of litigation cannot be predicted with certainty, management believes that the reserves are adequate and no material adverse effect upon the financial position or results of operations of the Company will result from such legal actions.

18.  SEGMENT INFORMATION:
     --------------------

The Company's business consists of the engineering, manufacturing and marketing of materials handling machinery and equipment, under the Hyster(R) and Yale(R) trade names. The Company's products are manufactured in plants at five locations in the United States and eight international plants located in Scotland, Northern Ireland, The Netherlands, Italy, Brazil, Australia and Japan. Service parts are distributed through parts depots located in the United States, Europe, Australia and Brazil. Generally, products assembled abroad are comprised of parts and components manufactured or purchased locally and from U.S. plants at established transfer prices. The transfer price of production parts and completed units is established by a procedure designed to equate to an arm's-length price. However, for purposes of the following financial statement disclosure, transfers between geographic areas are presented at standard cost.

                                                               Europe,
                                                               Africa
                                                              & Middle         Asia
                 1996                          Americas         East          Pacific       Eliminations        Consolidated
       -------------------------              ----------      --------        -------         ---------           ----------
                                                                          (in thousands)
Sales to unaffiliated
  customers                                   $  908,793      $451,776       $ 92,863         $       -           $1,453,432
Export sales to
  unaffiliated customers                         106,660             -              -                 -              106,660
Transfers between
  geographic areas                                53,214       129,779              -          (182,993)                   -
                                              ----------      --------        -------         ---------           ----------
Total net sales                               $1,068,667      $581,555        $92,863         $(182,993)          $1,560,092
                                              ==========      ========        =======         =========           ==========
Depreciation and
  amortization expense                        $   20,860      $ 12,522        $   403         $       -           $   33,785
                                              ==========      ========        =======         =========           ==========

Capital expenditures                          $   23,177      $ 18,728        $   389         $       -           $   42,294
                                              ==========      ========        =======         =========           ==========

Research and development
  costs                                       $   21,318      $  1,940        $     -         $       -           $   23,258
                                              ==========      ========        =======         =========           ==========

Operating profit (loss)                       $   44,043      $ 32,307        $(3,836)        $       -           $   72,514
                                              ==========      ========        =======         =========           ==========

Identifiable assets                           $  570,044      $335,493        $45,349         $       -           $  950,886
                                              ==========      ========        =======         =========           ==========


In 1996, the Company had sales to a single affiliated group of customers which represented 10.3% of worldwide net sales.

                                                               Europe,
                                                               Africa &
                                                                Middle        Asia
                 1995                          Americas          East        Pacific        Eliminations       Consolidated
       -------------------------              ----------       --------      -------          ---------          ----------
                                                                          (in thousands)
Sales to unaffiliated
  customers                                   $  936,600       $422,308      $85,136          $       -          $1,444,044

Export sales to
  unaffiliated customers                          66,062              -            -                  -              66,062

Transfers between
  geographic areas                                63,653        156,050            -           (219,703)                  -
                                              ----------       --------      -------          ---------          ----------
Total net sales                               $1,066,315       $578,358      $85,136          $(219,703)         $1,510,106
                                              ==========       ========      =======          =========          ==========

Depreciation and
  amortization expense                        $   19,791       $ 11,661      $   339          $       -          $   31,791
                                              ==========       ========      =======          =========          ==========

Capital expenditures                          $   24,011       $ 15,031      $   390          $       -          $   39,432
                                              ==========       ========      =======          =========          ==========

Research and development
  costs                                       $   21,986       $  2,233      $     -          $       -          $   24,219
                                              ==========       ========      =======          =========          ==========

Operating profit                              $   48,780       $ 34,437      $   241          $       -          $   83,458
                                              ==========       ========      =======          =========          ==========

Identifiable assets                           $  630,583       $373,437      $48,139          $       -          $1,052,159
                                              ==========       ========      =======          =========          ==========